UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2006

MATRIX BANCORP, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-21231	84-1233716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

700 Seventeenth Street, Suite 2100 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 595-9898

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE

On June 15, 2006, at the annual shareholders meeting of Matrix Bancorp, Inc., its shareholders (i) elected Lester Ravitz, Robert T. Slezak, Gary A. Gibson, and Scot T. Wetzel to the Company's Board of Directors, Messrs. Ravitz and Slezak for a term of three years, and Mr. Gibson for a term of two years and Mr. Wetzel for a term of one year (having filled vacancies created by the departure of directors whose terms were to expire at the annual meetings held in 2008 and 2007 respectively), (ii) approved an amendment to the Company Amended and Restated Articles of Incorporation, as amended, to change the name of the Company to United Western Bancorp, Inc., (iii) ratified the selection by the Audit Committee of McGladrey & Pullen LLP as the Company's independent public accountants for calendar year 2006, (iv) approved amendments to the Company’s 1966 Stock Purchase Plan to extend the term until December 30, 2015, and to increase the number of shares of the Company’s Common Stock issuable under the Plan from 250,000 to 400,000 shares, (v) approved amendments to the Company’s 1996 Amended and Restated Employee Stock Option Plan to extend the term until December 30, 2015, and to increase the number of shares of the Company’s Common Stock issuable under the Plan from 950,000 to 1,200,000 shares, (vi) approved and adopted the Company’s 2006 Employee Stock Option Plan and approved the grant of all 107,143 shares of the Company’s Common Stock authorized for issuance under the Plan, and (vii) turned down a shareholder proposal that called for declassification of the Board of Directors. The Company intends to effect its name change when the corresponding name change of its principal subsidiary, Matrix Capital Bank, to United Western Bank, is approved by bank regulatory authorities, which approval is expected to be received in the near future.

The furnishing of this information on Form 8-K does not mean that any of the disclosures made herein are material information required to be provided under Regulation FD or Form 8-K.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of business acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits. None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date June 21, 2006

MATRIX BANCORP, INC.

By:	./s/ Theodore J. Abariotes
Name: Theodore J. Abariotes
Title: Senior Vice President and General Counsel